Exhibit 99.1

      English High Court Rules That InterDigital European Patent
  (UK) 0,515,610 Is Essential to the 3G UMTS WCDMA European Standard

       The Court's Ruling, Combined with Nokia's Decision Not to
  Challenge the Essentiality of Another InterDigital Patent, Further
                 Strengthens Patent Licensing Program

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Dec. 21, 2007--InterDigital, Inc. (NASDAQ:IDCC) today announced that the English High Court issued a judgment finding that European Patent (UK) 0,515,610 (the '610 patent), owned by InterDigital Technology Corporation, is essential to the 3G UMTS WCDMA European standard promulgated by the European Telecommunications Standards Institute
(ETSI) and that this patented invention is infringed by carrying out the method described in the standard. The '610 patent relates to open loop power control, a fundamental aspect of 3G technology. Foreign counterparts having identical or similar claim language to the '610 patent have been issued in many parts of the world, including the United States, Canada, Germany, France, Spain, Italy, and Sweden. The judicial determination of essentiality is in addition to Nokia's withdrawal of its challenge to the essentiality of another patent, European Patent (UK) 0,515,675 relating to pilot codes, effectively conceding that that patent is essential as well.

    "We are pleased to receive a ruling that the '610 patent is essential to the UMTS WCDMA standard," commented Lawrence F. Shay, Chief Legal Officer for InterDigital. "Indeed, we believe this is the first ruling by a court of law finding any patent to be essential to the 3G standard. While we believe our patent portfolio includes a number of patents and patent applications that are or may become essential to the UMTS WCDMA standard, having a Court confirm our position on the '610 patent after a long and thorough litigation, and coupled with Nokia's withdrawal of its challenge against another of our patents, provides added strength to our licensing program."

    In bringing the action in July 2005, Nokia sought a declaration that 31 of InterDigital's UMTS patents registered in the UK are not essential to the standard. Generally, under the ETSI rules, a patent is essential to a standard if the patent cannot be avoided in producing a product compliant with the applicable standard. In addition, the ETSI rules provide that a patent is essential if it claims an invention that is among a limited set of solutions that the manufacturer can choose from in producing a product compliant with the standard, and all such solutions are patented.

    In the course of the litigation, Nokia withdrew its challenge to one InterDigital patent, InterDigital withdrew nine patents as non-essential, and two patents are no longer in force. InterDigital chose not to contend at trial that a further fifteen patents were essential, but considers that these patents may be essential under the second part of the ETSI definition described above. Accordingly, the recent trial and this judgment involved four patents.

    In the judgment, the Court ruled that one claim of the '610 patent was essential. The Court ruled that a second claim of the '610 patent, as well as three additional patents, were not essential. A declaration of non-essentiality is not a finding that a particular third party product does not infringe an InterDigital patent and no products were in issue in these proceedings.

    "The fact that a set of patents was determined not to be essential during the course of a litigation reflects the complexity in evaluating both patents and standards," added Mr. Shay. "As a further example of this complexity, in a similar action that InterDigital brought against Nokia involving patents declared to ETSI by Nokia, Nokia has already conceded that five of its patents are not essential at an early stage of the case."

    The judgment is subject to appeal by either party if permission to appeal is granted and there will be a further hearing in 2008 to determine the form of order to be made as well as any orders relating to attorneys' fees.

    This press release contains forward-looking statements regarding our current beliefs with respect to: (i) the effect of the ruling and its impact on our licensing program and (ii) our patent portfolio and the number of patents and patent applications we believe are or may become essential to the UMTS WCDMA standard. Words such as "may," "believe," or similar expressions are intended to identify such forward-looking statements.

    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, those identified in this press release as well as the following: (i) other legal proceedings, of which we are unaware, whereby a court has rendered a determination concerning patent essentiality to the 3G standard; and (ii) to the extent our patent portfolio does not include patents and patent applications that are or may become essential to the UMTS WCDMA standard it could potentially weaken (a) our patent licensing program and our ability to negotiate patent license agreements on favorable terms; (b) our revenues and cash flow; and (c) our influence in the standards setting bodies. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. For more information, visit the InterDigital website: www.interdigital.com.

    InterDigital is a registered trademark of InterDigital, Inc.

    CONTACT: InterDigital, Inc.
             Media Contact:
             Jack Indekeu, +1 610-878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, +1 610-878-7800
             janet.point@interdigital.com